Exhibit 16.1
April 28, 2025

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC  20549

Commissioners:

We have read the statements made by Forian Inc. under Item 4.01 of its Form 8-K dated April 24, 2025. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Forian Inc. contained therein.

Very truly yours,

/s/ Marcum LLP

Marcum LLP